Exhibit 10.10

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

January 17, 2014

Walter H. Hall, Jr.

P.O. Box 915

Greensboro, GA 30642

Separation and Release Agreement

Dear Walter:

This letter agreement (this “Agreement”) sets forth our mutual understanding concerning your separation from service in all capacities as a director, officer and employee of ADS Waste Holdings, Inc. (the “Company”), effective January 31, 2014 (the “Separation Date”).

1. Resignation from Service for Good Reason. Effective as of the Separation Date, you resigned from your employment as Chief Operating Officer of the Company for Good Reason pursuant to Section 6(d)(iv) of your Employment Agreement, dated November 20, 2012 (the “Employment Agreement”), and from each and any position and office held by you as a director, officer or employee of the Company. You hereby waive your right under Section 6(d)(iv)(A) of the Employment Agreement to a six month period in which to consider whether to resign for Good Reason following the decision of the Company not to appoint you to the position of Chief Executive Officer following the retirement of Charles Appleby. The Company hereby waives its right under Section 6(d)(iv)(B) of the Employment Agreement to six months’ notice of your decision to resign for Good Reason under these circumstances. Consistent with the Employment Agreement, in connection with your separation, the Company will pay you (i) any base salary that has accrued but not yet been paid as of the Separation Date, and (ii) for any unused vacation days that have accrued as of the Separation Date, in the next payroll following your separation (or earlier, if required by law). The Company will also reimburse you for any unreimbursed business expenses incurred prior to the Separation Date in accordance with Company’s business expense reimbursement policies, provided that you submit proper documentation evidencing such expenses to the Company within 30 calendar days following the Separation Date. In addition, you will receive your annual performance bonus for 2013 when payments are made to other bonus plan participants generally. The amount of your 2013 bonus will be the sum of (i) $188,800 (100% of the portion of your bonus based on personal performance) and (ii) with respect to the portion of your bonus based on the Company’s performance, an amount that is calculated in the same manner as the bonuses that are paid to other senior management who participate in the Company’s bonus plan. As of the Separation Date, you will incur a “separation from service” (within the meaning of Section

409A of the Internal Revenue Code (the “Code”)) and the Employment Agreement terminated and, unless where specifically provided herein, will be superseded in its entirety by this Agreement.

2. Departure Payments and Benefits. Subject to (i) your execution of this Agreement and (ii) your non-revocation of the Agreement within the Revocation Period (as defined in Section 13(j)) (the date on which the Revocation Period expires is hereinafter referred to as the “Effective Date”), the Company will provide you with the following, consistent with the Employment Agreement: (a) continued payments of 24 months of your current annual base salary, payable in 24 equal monthly installments, beginning on the first payroll date following the Effective Date; (b) a pro-rated annual performance bonus through January 31, 2014, to the extent such bonus has been earned, which will be paid to you within 75 days of the Effective Date; and (c) an amount equal to two times your bonus received for calendar year 2013, payable in 24 equal monthly installments, beginning on the first payroll date following the Effective Date. The payments described in this Section 2 will be subject to all applicable withholding and other authorized deductions.

3. Additional Benefits Upon Separation. In addition to the benefits provided pursuant to your Employment Agreement (which are described in Section 2), upon your resignation for Good Reason, the Company will also (a) pay you a lump sum payment equal to 90 days of your current base salary, payable on the first payroll date following the Effective Date; (b) pay you a pro-rated annual performance bonus for the period of February 1, 2014 through April 30, 2014, in an amount equal to one-quarter of your 2013 annual bonus, which will be paid to you on or before June 15, 2014; and (c) transfer title to the 2013 Infiniti QX56 sport utility vehicle that is currently in your possession to you immediately following the Effective Date. The fair market value of the car will be included on your 2014 W-2, and you will be grossed up for the amount of any taxes owed thereon.

4. Life Insurance. As of the Effective Date, upon your request, the level premium term life insurance policy currently paid for by the Company will be assigned to you. After the Separation Date, any future payments of premiums following the Effective Date will be your sole responsibility.

5. Stock Redemption. As of the Effective Date, all Company Shares (as defined in the Amended and Restated Stock Redemption Agreement between you, Cooper J. Hall 2010 Irrevocable Gifting Trust, Cameron H. Hall 2010 Irrevocable Gifting Trust, Carley Peyton Hall 2010 Irrevocable Gifting Trust and Advanced Disposal Waste Holdings Corp., dated as of December 20, 2012 (the “Redemption Agreement”)) held by you and the three family trusts listed above will be redeemed by the Company in accordance with the terms of the Redemption Agreement; provided that immediately prior to any reduction thereunder, Section 4(b) of the Redemption Agreement shall be amended in its entirety as follows:

b. “EBITDA Value per Share” means (i) (A) the Consolidated EBITDA of the Company for the 12 month period ending on the last day of the month immediately preceding the month in which the redemption occurs; multiplied by (B) eight; and then less (ii) any Company Indebtedness; and then less (iii) Preferred Shares Liquidation Preferences; and then divided by (iv) the sum of:

(x) the number of issued and outstanding shares of common stock of the Company and (y) the net number of shares of common stock of the Company to be issued on the exercise of all outstanding options and warrants, assuming a cashless exercise of such options and warrants.

6. Promissory Note. You acknowledge that you are party to a Promissory Note by and between you and Advanced Disposal Waste Holdings Corp., dated November 20, 2012 (the “Promissory Note”). You hereby agree and acknowledge that, notwithstanding any provision to the contrary contained in such Promissory Note, any and all amounts outstanding under the terms of the Promissory Note will be repaid in accordance with, and subject to the terms of, Section 5(b) of the Redemption Agreement.

7. No Other Compensation or Benefits. Except as otherwise specifically provided in (i) this Agreement, (ii) the Redemption Agreement, (iii) the Promissory Note and (iv) Amended and Restated Share Price Protection Agreement by and between you and Advanced Disposal Waste Holdings Corp., dated December 20, 2012 (the “Price Protection Agreement”), or as required by applicable law, you will not be entitled to any other compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Separation Date. The Company acknowledges that the Applicable Minimum price per share under the Price Protection Agreement in respect of the First Installment Payment, the Second Installment Payment and the Final Installment Payment under the Redemption Agreement are $843.13, $878.47 and $932.25, respectively.

8. Cooperation. From and after the Separation Date, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company, its subsidiaries and affiliates and its directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company, or any of its subsidiaries or affiliates, including any action, proceeding, investigation or litigation in which you are to provide a deposition, assist in the Company’s response to a claim or are called to testify and (ii) promptly respond to all reasonable requests by the Company and its subsidiaries and affiliates relating to the business, including providing information concerning actual or prospective customers of the Company or any subsidiary or affiliate that may be in your possession. If you receive a subpoena or other request for information, you agree to provide the Company with prompt notice of the subpoena or request so that the Company may take appropriate action to avoid or contest disclosure. The Company will reimburse your reasonable, documented out-of-pocket expenses incident to providing such cooperation or response. Nothing contained in this Agreement (specifically including, without limitation, the provisions of this Section 8 or Section 10 of this Agreement) will prohibit or restrict you from participating in a governmental investigation or from providing truthful information in response to any lawfully issued subpoena, or an inquiry or investigation conducted by a governmental or regulatory agency.

9. Return of Property.

(a) By You. As soon as practicable following the Separation Date, you will surrender to the Company all property of the Company in your possession. This includes, without limitation, any and all Company credit cards, keys, security access codes, records, manuals, customer lists, notebooks, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your duties during your employment.

(b) By the Company. Following the Separation Date, you will not be permitted to return to the premises of the Company or any of its affiliates, nor will you attend Company-sponsored events that take place off of Company premises. The Company will provide a moving service, at no cost to you, which will pack any of your personal items left on Company property and deliver them to you at a location designated by you. You will also be provided with an electronic copy of the contents of your personal drive on the Company’s servers.

10. No Public Comments. You agree to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company or any of its current or former directors, officers, employees, investors or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company.

11. Survival of Certain Provisions of Employment Agreement. The provisions contained in Section 5 of your Employment Agreement will continue to apply in full force and effect following the Separation Date in accordance with the terms and conditions contained therein and shall be incorporated by reference herein.

12. Releases.

(a) General Release. In consideration of the payments and benefits provided to you under this Agreement and after consultation with counsel, you and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally waive, release and forever discharge the Company and its subsidiaries and affiliates and each of their respective current and former officers, employees, directors, partners, members, shareholders, representatives, attorneys and agents (the “Releasees”) from any and all claims, demands, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, whether known or unknown, suspected or unsuspected (“Claims”), that the Releasors may have, or in the future may possess arising from (i) your employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service, and (ii) any event, condition, circumstance, conduct, occurrence, omission, transaction or obligation that occurred, existed or arose on or prior to the date hereof including, without limitation, (1) any Claims under Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act (as amended), the Fair Labor Standards Act, the Equal Pay Act (as amended), the Employee Retirement Income Security Act of 1974 (as amended), the Civil Rights Act of 1991 (as amended), the Worker Adjustment and Retraining Notification Act (as amended), the Age Discrimination in Employment Act (as amended), Section 1981 of U.S.C.

Title 42, the Sarbanes-Oxley Act of 2002 (as amended), the Uniform Services Employment and Reemployment Rights Act (as amended), the Florida Civil Rights Act (Fla. Stat. §§ 760.01-760.11), the Florida Whistleblower Protection Act (Fla. Stat. §§ 448.101-448.105), the Florida Workers Compensation Retaliation provision (Fla. Stat. §§ 440.205), the Florida Minimum Wage Act (Fla. Stat. §§ 448.110), the Florida Constitution, the Florida Fair Housing Act (Fla. Stat. §§ 760.20-760.37) and any other federal, state, local or foreign law, rule or regulation, in each case that may legally be waived and released, and (2) any tort or contract Claims, including, without limitation, wrongful discharge, breach of contract, defamation, slander, libel, emotional distress, tortious conduct, invasion of privacy, interference with contract, wrongful or retaliatory discharge, violation of public policy, implied covenant of good faith and fair dealing, negligence, fraud, personal injury or sickness or any other harm (collectively, the “Release”). You do not hereby release, discharge or waive (x) any right you may have to enforce this Agreement, the Redemption Agreement or the Price Protection Agreement (y) your eligibility for indemnification, contribution or reimbursement in accordance with the Company’s governing instruments or applicable law or under any director or officer liability insurance policy or indemnification agreement maintained by the Company with respect to liabilities arising as a result of your service as an officer, employee and director of the Company, or (z) any Claims which cannot be waived by law.

(b) Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to you under this Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims arising under the Age Discrimination in Employment Act, as amended (“ADEA”) that the Releasors may have as of the date you sign this Agreement. By agreeing to this Release, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your departure to consult with an attorney of your choice prior to agreeing to this Release and to have such attorney explain to you the terms of this Release, including, without limitation, the terms relating to your release of claims arising under ADEA, and you have in fact consulted with an attorney; (ii) you were given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of your choosing with respect thereto; (iii) you knowingly and voluntarily accept the terms of this Release; and (iv) you are providing this release and discharge only in exchange for consideration in addition to anything of value to which you are already entitled. You also understand that you have seven (7) days following the date on which you sign this Agreement within which to revoke the Release contained in this Section 12(b), by providing the Company with a written notice of your revocation.

(c) Representation. You hereby represent that you have not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against the Company or any of its officers, employees, directors, shareholders or agents. You further represent and warrant that you have not assigned any of the Claims being released hereunder. The Company may assign this Agreement, including the Release, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company

(d) Proceedings.

(i)	General Agreement Relating to Proceedings. You have not filed and, except as provided in Sections 12(d)(ii) and 12(d)(iii), you hereby agree not to initiate or cause to be initiated on your behalf, any complaint, charge, claim or proceeding against the Releasees that is governed by this Release before any local, state or federal agency, court or other body relating to your employment or your departure therefrom, other than with respect to the obligations of the Company to you under the Employment Agreement (each, individually, a “Proceeding”), and agree not to participate voluntarily in any Proceeding. You hereby waive any right you may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(ii)	Proceedings Under ADEA. Section 12(d)(i) will not preclude you from filing any complaint, charge, claim or proceeding challenging the validity of your waiver of Claims arising under ADEA. However, both you and the Company confirm their belief that your waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(iii)	Certain Administrative Proceedings. Section 12(d)(i) will not preclude you from filing a charge with or participating in any administrative investigation or proceeding by the Equal Employment Opportunity Commission or another Fair Employment Practices agency. You are, however, waiving your right to recover money in connection with any such charge or investigation. You are also waiving your right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

13. Miscellaneous.

(a) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment (including, without limitation, the Employment Agreement, except to the extent that the terms therein have been expressly incorporated herein by reference) and your resignation therefrom which you may have had with the Company. Notwithstanding the foregoing, (i) the Redemption Agreement, (ii) the Promissory Note and (iii) the Price Protection Agreement will each remain in effect. This Agreement may be amended only by a written document signed by both you and the Company.

(b) Section 409A. If any provision of this Agreement contravenes Section 409A of the Code, the regulations promulgated thereunder or any related guidance issued by the U.S. Treasury Department, the Company may reform this Agreement or any provision hereof to maintain to the maximum extent practicable the original intent of the provision without violating the provisions of Section 409A of the Code. Any payments that qualify for the

“separation pay” or “short-term deferral” exception or another exception under Section 409A of the Code will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement will be treated as a separate payment of compensation. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement will be treated as a right to a series of separate payments. Despite any contrary provision of this Agreement, any references to your “departure”, “termination of employment” or the “date of termination” (or any similar term) will mean and refer to the date of your “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may you directly or indirectly designate the calendar year of any payment under this Agreement.

(c) Withholding Taxes. All payments made or benefits provided to you under this Agreement will be reduced by all applicable withholding taxes and other authorized deductions.

(d) Waiver. The failure of either party to this Agreement to enforce any of its terms, provisions or covenants will not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by either party hereto of any breach or default by the other party of any term or provision of this Agreement will not operate as a waiver of any other breach or default.

(e) Severability. In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement will not in any way be affected or impaired thereby. If any provision of this Agreement is held to be excessively broad as to duration, activity or subject, such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent allowed by applicable law.

(f) Counterparts. This Agreement may be executed in one or more counterparts, which together will constitute one and the same agreement. Facsimile signatures and those transmitted by e-mail or other electronic means will have the same effect as originals.

(g) Successors and Assigns. Except as otherwise provided herein, this Agreement will inure to the benefit of and be enforceable by you and the Company and your and their respective heirs, successors and assigns and will be binding on any successors of the Company, including, without limitation, any successor by way of merger or, with your consent, the acquiror of all or substantially all of the assets of the Company.

(h) Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

Walter Hall: at the last home address in the Company’s records; and

The Company:

ADS Waste Holdings, Inc.

90 Fort Wade Road

Ponte Vedra, Florida 32801

Attn: General Counsel

or to such other address as either party may furnish to the other in writing in accordance with this Section 13(h). Notices of change of address will be effective only upon receipt.

(i) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida.

(j) Revocation. This Agreement may be revoked by you within the seven (7) day period commencing on the date you sign this Agreement (the “Revocation Period”). In the event of any such revocation by you, all obligations of the Company and you under this Agreement will terminate and be of no further force and effect as of the date of such revocation, and each party will be free to assert any claims or defenses it or he may have with respect to your employment with the Company and the termination thereof. In the event of timely revocation, this Agreement will not be admissible in any future proceedings between the parties and the positions taken by the parties in this Agreement will not be deemed to be an admission by a party that it agreed that the matter should have been resolved in the way it is in the Agreement. This Agreement, if revoked, will constitute nothing more than an offer in compromise that was not accepted and will not be evidence of anything. No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.

(k) Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

(l) Arbitration. Any controversy or claim arising out of or relating to this Agreement, other than as contemplated by Section 5(k) of your Employment Agreement, which will survive pursuant to Section 11 hereof, will be resolved by final and binding arbitration in accordance with the employment dispute arbitration rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitrator may be entered and a confirmation order sought in any court having jurisdiction thereof. Any arbitration will be conducted in Jacksonville, Florida before a single arbitrator jointly appointed by you and the Company. In the event you and the Company are unable to agree on an arbitrator within fifteen (15) days of the notice of a claim from one to the other, you and the Company will each select an arbitrator who together will jointly appoint a third arbitrator who will be the sole arbitrator for the controversy or claim. Unless otherwise determined by the arbitrator, the prevailing party will be permitted to recover from the non-prevailing party, in addition to all other legal and equitable remedies, the costs of arbitration including, without limitation, reasonable attorneys’ fees and the expenses of the arbitrator(s) and the American Arbitration Association.

[Signature page follows]

ADS WASTE HOLDINGS, INC.

By:
Name:	Charles C. Appleby
Title:	Chief Executive Officer

YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:

Walter H. Hall, Jr.

Date: February 7, 2014